Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

April 4, 2024

TD SYNNEX Corporation

44201 Nobel Dr.

Fremont, CA 94538

Ladies and Gentlemen:

We are acting as counsel for TD SYNNEX Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statements on Form S-3 (Registration No. 333-259270 and Registration No. 333-274915) filed by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) relating to the registration of 5,309,299 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”). Such Registration Statements, as amended, and related prospectus, dated October 10, 2023, as supplemented by the prospectus supplement dated April 4, 2024 relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”) is herein referred to as the “Registration Statement.”

We have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

Our opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP